EXHIBIT 15.1
May 11, 2009
The Board of Directors
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
     We are aware of the incorporation by reference in the Registration Statement (Form S-3) of F.N.B. Corporation for the registration of common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts, stock purchase units and units of our reports dated May 11, 2009 relating to the unaudited condensed consolidated interim financial statements of F.N.B. Corporation that are included in its Form 10-Q for the quarter ended March 31, 2009.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania